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                                                                    EXHIBIT 99.1

W-H ENERGY SERVICES OBTAINS NEW CREDIT FACILITY

HOUSTON, July 1, 2004 (BusinessWire) - W-H Energy Services, Inc. (NYSE: WHQ) announced today that it has entered into a new revolving credit facility (the "2004 Credit Facility") which will provide the Company greater financial flexibility, borrowing capacity and reduce its overall interest costs.

The Company has drawn $160 million of the available $237.5 million under the 2004 Credit Facility to repay all of its previously outstanding debt. Approximately $5 million is currently set aside for letters of credit, resulting in available capacity under the 2004 Credit Facility of approximately $72.5 million at the date of close. At its option, the Company may increase the 2004 Credit Facility to $275 million.

The 2004 Credit Facility matures on June 30, 2009 and bears interest, at the Company's election, at either a variable rate equal to LIBOR plus a margin ranging from 1.5% to 2.5% or an alternate base rate equal to the prime rate plus a margin ranging from 0.5% to 1.5% depending upon the Company's leverage ratio. The interest rate margins associated with the 2004 Credit Facility are lower than those in the Company's previous credit facility.

For the quarter ended June 30, 2004, the Company anticipates a pre-tax charge related to the write-off of financing costs related to its previous credit facility of approximately $3.1 million.

W-H Energy is a diversified oilfield service company that provides products and services used primarily for the drilling, completion and production of oil and natural gas wells. The Company has onshore operations in the United States, Canada, Brazil, Europe, North Africa and the Middle East and offshore operations in the Gulf of Mexico, the North Sea, the Persian Gulf, the Gulf of Suez, the Mediterranean Sea and off the coast of Brazil.

STATEMENTS IN THIS PRESS RELEASE THAT ARE NOT STRICTLY HISTORICAL ARE "FORWARD-LOOKING" STATEMENTS AS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THE ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS DUE TO, AMONG OTHER THINGS, THE CURRENT AND EXPECTED FUTURE PRICES OF CRUDE OIL AND NATURAL GAS, THE LEVEL OF EXPLORATION, DEVELOPMENT AND PRODUCTION ACTIVITY OF, AND THE CORRESPONDING CAPITAL SPENDING BY, OUR CUSTOMERS, THE DEVELOPMENT AND IMPLEMENTATION OF NEW TECHNOLOGIES AND WEATHER CONDITIONS IN OFFSHORE MARKETS. THESE RISKS ARE MORE FULLY DESCRIBED IN W-H ENERGY SERVICES, INC.'S ANNUAL REPORT FILED ON FORM 10-K WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY DISCLAIMS ANY OBLIGATION TO UPDATE THE STATEMENTS IN THIS PRESS RELEASE.

CONTACT:  W-H Energy Services, Inc., Houston
          Shawn M. Housley, 713/974-9071